UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 13, 2017

EYEGATE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36672	98-0443284
(Commission File Number)	(IRS Employer Identification No.)

271 Waverley Oaks Road Suite 108 Waltham, MA	02452
(Address of principal executive offices)	(Zip Code)

(781) 788-9043

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 13, 2017, EyeGate Pharmaceuticals, Inc. (the “Company”) filed a Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”) with the Delaware Secretary of State. Each share of Series B Convertible Preferred Stock (the “Series B Preferred Stock”) is convertible into shares of the Company’s Common Shares at any time at the holder’s option. The holder, however, will be prohibited from converting shares Preferred Stock into Common Shares if, as a result of such conversion, the holder, together with its affiliates, would own more than 4.99% of the shares of the Company’s shares of common stock then issued and outstanding, which may be increased to 9.99% in certain circumstances. Shares of Series B Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series B Preferred Stock will be required to (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Certificate of Designation, (ii) amend any provision of the Company’s certificate of incorporation that would have a materially adverse effect on the rights of the holders of the Series B Preferred Stock, (iii) increase the number of authorized shares of Series B Preferred Stock, or (iv) enter into any agreement with respect to the foregoing. Shares of Series B Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors, and will rank:

•	on parity with the Company’s common stock on an as-converted basis;

•	on parity with the Company’s Series A Convertible Preferred Stock, none of which is outstanding;

•	senior to any class or series of the Company’s capital stock created thereafter specifically ranking by its terms junior to the Series B Preferred Stock;

•	on parity to any class or series of the Company’s capital stock created thereafter specifically ranking by its terms on parity with the Series B Preferred Stock; and

•	junior to any class or series of the Company’s capital stock created thereafter specifically ranking by its terms senior to the Series B Preferred Stock.

A copy of the Certificate of Designation relating to the Series B Preferred Stock is filed as Exhibit 3.1 to this Current Report on Form 8-K. The foregoing summary of the terms of the Certificate of Designation is subject to, and qualified in its entirety by, such document, which is incorporated herein by reference.

Item 8.01.    Other Events.

Completion of Public Offering

On June 14, 2017, the Company completed its previously announced public offering of common stock, Series B Preferred Stock and warrants, with total gross proceeds of $10.0 million (the “Offering”), as disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 9, 2017. The net proceeds to the Company from the Offering, after deducting the placement agent fees and the Company’s estimated offering expenses, will be approximately $8.8 million.

On June 14, 2017, the Company issued a press release regarding the completion of the Offering.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

NASDAQ Compliance

As previously disclosed, on April 12, 2017, the Company received a letter from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“NASDAQ”), notifying the Company that as of April 5, 2017, the Company was not in compliance with NASDAQ Listing Rule 5550(b)(1), as the Company did not maintain a minimum required stockholders’ equity of $2.5 million, or NASDAQ Listing Rule 5550(b)(2), as the market value of the Company’s listed securities (“MVLS”) was below the minimum $35 million for the previous 30 consecutive business days.

As of June 14, 2017, the Company believes that it has regained compliance with Listing Rule 5550(b)(1) as a result of the receipt of net proceeds from the closing of the Offering. NASDAQ will continue to monitor the Company’s ongoing compliance with Listing Rule 5550(b)(1) and, if at the time of the Company’s next periodic report, it does not evidence compliance, the Company’s common stock may be subject to delisting.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock
99.1	Press Release issued by EyeGate Pharmaceuticals, Inc. on June 14, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EYEGATE PHARMACEUTICALS, INC.

By:	/s/ Stephen From
Stephen From
President and Chief Executive Officer

Date: June 14, 2017

Exhibit Index

Exhibit Number	Title
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock
99.1	Press Release issued by EyeGate Pharmaceuticals, Inc. on June 14, 2017

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